Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies Announces Placement of EcaFlo(TM) Equipment to Aid in Hurricane Katrina Disaster Relief

Friday September 9, 9:07 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Sept. 9, 2005--Integrated Environmental Technologies, Ltd. (OTCBB:IEVM - News) announced today that it has plans to incorporate its EcaFlo(TM) equipment as a bacterial control component of a mobile response unit which contains an integrated system capable of providing drinking water for victims of Hurricane Katrina. The mobile water treatment system designed and built by Water Systems Integrators of Englewood, Colorado, can produce drinking water from contaminated flood water. IEVM's equipment produces environmentally responsible biocides that are injected into the treatment system to destroy waterborne pathogens.

"As a result of Hurricane Katrina, we are seeing growing demand for our EcaFlo(TM) equipment to assist in providing drinking water for those affected by Hurricane Katrina. Bacteria, fungi, and other pathogens pose an enormous health concern to flooded communities and incorporating our equipment into a system to provide an environmentally responsible way to destroy the pathogens is IET's mission," stated William E. "Bill" Prince, IEVM's President and CEO. "Our method of treating water for pathogens with anolyte solutions produced by our equipment is safe and avoids the use of hazardous chemicals, yet kills most microorganisms on contact."

About the EcaFlo(TM) Division of Integrated Environmental Technologies, Ltd.'s wholly owned operating subsidiary I.E.T., Inc.:

IET is licensed in the United States by Electro-Chemical Technologies Ltd. This division designs, markets, sells and assembles equipment under the EcaFlo(TM) Name Brand. This specially designed and built equipment produces reliable, environmentally friendly solutions, through the electro-chemical activation process (ECA) that effectively controls bacteria, viruses, fungi, and other microorganisms without harming the environment.

Forward-Looking Statements: The statements in this press release regarding the mobile water treatment system, future opportunities and any other effect, result or aspect of the operational device and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the completion of the mobile response unit, effectiveness of the mobile water treatment system, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, the Company's continuing relationship with its licensor and other partners, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contact:

Integrated Environmental Technologies, Ltd.
William E. Prince, 843-390-2500; bill.prince@ietltd.net
www.ietltd.net; www.ietusa.net
or
CEOcast, Inc. for
Integrated Environmental Technologies Ltd.
Ed Lewis, 212-732-4300

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Source: Integrated Environmental Technologies, Ltd.